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                                                                  EXHIBIT 10.78




                            ASSET PURCHASE AGREEMENT


                                      AMONG


                   GREENBRIER RESPIRATORY CARE SERVICES, INC.
              D/B/A GREENBRIER RESPIRATORY AND REHABILITATION, INC.
                                   THE SELLER





                                  ALLEN CARSON
                                 THE SHAREHOLDER





                                       AND





                           AMERICAN HOMEPATIENT, INC.
                                    THE BUYER






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                                TABLE OF CONTENTS



ARTICLE I.    PURCHASE AND SALE................................................1
      1.1     Purchase and Sale................................................1
      1.2     Excluded Assets..................................................3
      1.3     Assumed Contracts, Leases and Liabilities........................3
      1.4     Effective Date; Closing..........................................4

ARTICLE II.   PURCHASE PRICE...................................................4
     2.1      Purchase Price...................................................4
     2.2      Interest on Purchase Price.......................................4
     2.3      Allocation of Purchase Price.....................................5
     2.4      Referrals........................................................5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.........5
     3.1      Organization, Qualification and Authority........................5
     3.2      Absence of Default...............................................6
     3.3      Financial Statements.............................................6
     3.4      Operations Since December 31, 1997 ..............................7
     3.5      Litigation.......................................................8
     3.6      Licenses.........................................................9
     3.7      Medicare, Medicaid and Other Third-Party Payors..................9
     3.8      Title to and Condition of Assets................................10
     3.9      Contracts.......................................................11
     3.10     Environmental Matters...........................................12
     3.11     Miscellaneous Representations Relating to Real Estate...........14
     3.12     Seller's Employees..............................................14
     3.13     Employee Benefit Plans..........................................15
     3.14     Insurance.......................................................17
     3.15     Conflicts of Interest...........................................18
     3.16     Compliance with HealthCare Laws and Other Laws..................18
     3.17     Bulk Sales Laws.................................................18
     3.18     WARN Act........................................................18
     3.19     Tax Returns; Taxes..............................................19
     3.20     No Omissions or Misstatements...................................19

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF BUYER.........................19
     4.1      Organization, Qualification and Authority.......................19
     4.2      Absence of Default..............................................20
     4.3      SEC Reports.....................................................20

ARTICLE V.    COVENANTS OF PARTIES............................................21
     5.1      Books and Records...............................................21
     5.2      Employees.......................................................21




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

     5.3      Broker's or Finder's Fee........................................22
     5.4      Indebtedness; Liens.............................................22
     5.5      Regulatory Consents.............................................22
     5.6      Maintain Insurance Coverage.....................................22
     5.7      Medicare and Medicaid Reporting.................................23
     5.8      Current Return Filing...........................................23
     5.9      Financial Analysis..............................................23

ARTICLE VI.   SELLER'S AND SHAREHOLDER'S CONDITIONS TO CLOSE..................24

ARTICLE VII.  BUYER'S CONDITIONS TO CLOSE.....................................24

ARTICLE VIII. OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING................24
     8.1      Documents Relating to Title.....................................24
     8.2      Possession......................................................24
     8.3      Opinion of Counsel..............................................25
     8.4      Corporate Good Standing and Corporate Resolutions...............25
     8.5      Exhibits........................................................25
     8.6      Regulatory Approvals............................................25
     8.7      Third Party Consents and Releases; Amendment....................25
     8.8      Non-Foreign Tax Certificate; Power of Attorney..................25
     8.9      Insurance.......................................................26
     8.10     Confidentiality, Finder's, Consulting, Employment
              and Lease Agreements............................................26
     8.11     Closing Statement...............................................26
     8.12     Approval of Board of Directors..................................26
     8.13     Additionally Requested Documents; Post Closing Assistance.......26

ARTICLE IX.   OBLIGATIONS OF BUYER AT CLOSING.................................27
     9.1      Purchase Price..................................................27
     9.2      Assumption of Liabilities.......................................27
     9.3      Opinion of Buyer's Counsel......................................27
     9.4      Corporate Good Standing and Board Resolutions...................27

ARTICLE X.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION......................28
     10.1     Survival........................................................28
     10.2     Indemnification by Seller and Shareholder.......................28
     10.3     Indemnification by Buyer........................................29
     10.4     Rules Regarding Indemnification.................................29

ARTICLE XI.   PRESERVATION OF BUSINESS AND NONCOMPETE RESTRICTIONS............31
     11.1     Covenant Not to Compete.........................................31
     11.2     Enforce ability.................................................32



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

ARTICLE XII.  MISCELLANEOUS...................................................33
     12.1     Assignment......................................................33
     12.2     Other Expenses..................................................33
     12.3     Notices.........................................................33
     12.4     Confidentiality; Prohibition on Trading.........................34
     12.5     Partial Invalidity; Waiver......................................34
     12.6     Interpretation; Knowledge.......................................35
     12.7     Entire Agreement; Counterparts..................................35
     12.8     Legal Fees and Costs............................................35
     12.9     Controlling Law.................................................35





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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into on July 7, 1998 by and among GREENBRIER RESPIRATORY CARE SERVICES, INC., d/b/a GREENBRIER RESPIRATORY AND REHABILITATION, INC., a West Virginia corporation (the "Seller"), ALLEN CARSON, a resident of the State of West Virginia (the "Shareholder"), and AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Buyer").

                                R E C I T A L S:

         WHEREAS, Seller owns and operates a respiratory and home medical equipment business as more particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by Seller at each location (the "Business"); and

         WHEREAS, Shareholder owns all of the issued and outstanding securities of Seller; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller and Shareholder desire to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in all assets (except the Excluded Assets as defined in paragraph 1.2) of Seller of every kind and type, tangible or intangible, real and personal, that are or have been used to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in paragraph 1.3), which Assets include, without limitation except as specified below, the following:

             (1) All right, title and interest in and to all of the real property owned or leased by Seller or Shareholder and used in connection with the Business as listed in Exhibit A attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

             (2) All medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.1(2) attached hereto (collectively, the "Equipment and Furnishings");

             (3) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory");

             (4) All accounts and notes receivables arising from operation of the Business on and after the Effective Date (as defined in paragraph 1.4) (the "Receivables");

             (5) All cash generated from operation of the Business on and after the Effective Date, and all related, bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on
Exhibit 1.1(5) attached hereto), money market accounts, other accounts, certificates of deposit and other investments of Seller, exclusive of an amount equal to the amount of cash reflected on Seller's Interim Financial Statements (as such term is defined in paragraph 3.3 herein) and exclusive of cash generated from unbilled and billed accounts and notes receivable arising from the operation of the Business for all periods prior to the Effective Date and as detailed on Seller's Interim Financial Statements under the headings "Accounts Receivable", "Accounts Receivable Unbilled" and "Accounts Receivable Care Plus (the "Pre-effective Date Receivables") as of the date immediately prior to the Effective Date (collectively, the "Cash and Cash Equivalents"), and all prepaid expenses;

             (6) To the full extent transferrable without patient consent, all patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business (exclusive of Seller's minute books and stock records), including, without limitation, personnel policies and files and manuals, accounting records (exclusive of Seller's tax returns), and computer software;

             (7) To the full extent transferable, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary or advisable to operate and conduct the Business (collectively, the "Licenses"), together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to the Licenses;

             (8) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

             (9) Contract and leasehold rights and interests arising out of or related to the Business and that are Assumed Liabilities; and



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                  (10) To the full extent transferrable, all rights in
intangible or intellectual property owned, leased, licensed or possessed by either Seller or Shareholder and utilized in connection with the Business, including without limitation, the names "Greenbrier Respiratory and Rehabilitation," "Greenbrier Care Services" and derivatives thereof;

           1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "Excluded Assets"): (a) Seller's corporate and fiscal records and other records that Seller is required by law to retain in its possession; (b) cash and accounts receivable reflected on Seller's interim financial statements as of the day prior to the Effective Date, including without limitation those receivables detailed on Seller's Interim Financial Statements under the headings "Accounts Receivable" in the amount of $1,013,266, "Accounts Receivable Unbilled in the amount of $152,697, "Accounts Receivable Care Plus" in the amount of $33,000, and other cash generated from unbilled and billed accounts and notes receivable arising from the operation of the Business for all periods prior to the Effective Date; and (c) certain real estate and improvements located at 179 Seneca Trail, Fairlea, West Virginia 24902; (d) certain real estate and improvements located at 210 Maplewood Avenue, Fairlea, West Virginia 24982; (e) a 1997 Toyota Forerunner (VINJT3HN873R3VO061037), and (f) all other items specifically set forth on Exhibit 1.2 attached hereto.

           1.3    Assumed Contracts, Leases and Liabilities.

                  (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only (a) those obligations existing on July 1, 1998 constituting working capital liabilities incurred in the ordinary course of business (other than long-term and interest bearing debt) and accrued vacation and sick leave, all as specifically set forth on Exhibit 1.3 attached hereto, in an aggregate amount up to the Pre-Effective Date Assumed Liabilities Cap described in clause (3) below, (b) those obligations constituting working capital liabilities incurred in the ordinary course of business on and after the Effective Date, other than long-term and interest bearing debt and other than obligations and costs associated with the "Seller Plans" described in paragraph 3.13, and (c) those obligations arising on and after the Effective Date under those Contracts (as such term is defined in paragraph 3.9) which Buyer expressly elects to assume as noted on Exhibit 3.9 attached hereto (collectively, the "Assumed Liabilities").

                  (2) Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and will not be liable for, any debt, liability or obligation of Seller or Shareholder, of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated under this Agreement and that Seller and/or Shareholder will remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller and/or Shareholder including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior




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period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly assumed by Buyer pursuant to this paragraph, and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans.

             (3) Notwithstanding any statement contained in this Agreement or otherwise seemingly to the contrary, Buyer will not be obligated to assume liabilities pursuant to clause (a) of paragraph 1.3(1) in excess of, in the aggregate, Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the "Pre-Effective Date Assumed Liabilities Cap"). For purposes of calculating the amount of the Assumed Liabilities, the present value of payments to be made on and after the Effective Date with respect to any Assumed Liability that is a capitalized obligation under generally accepted accounting principles will be considered part of the amount of such Assumed Liabilities. In the event that Buyer elects to assume Assumed Liabilities pursuant to paragraph 1.3(1)(a) in excess of the Pre-Effective Date Assumed Liabilities Cap, then the cash portion of the Purchase Price (as such term is defined herein) payable at Closing will be reduced on a dollar-for-dollar basis to the full extent of such excess.

         1.4 Effective Date; Closing. Closing will occur on the date of this Agreement (the "Closing"). Upon consummation, Closing will be deemed to be effective, and the transfer of the Assets will be deemed to have occurred, for accounting purposes as of 12:01 a.m. local time on July 1, 1998 (the "Effective Date"). Accordingly, except for the Excluded Assets, all income generated from operation of the Business on and after the Effective Date will belong to Buyer, and adjustments to reflect the distribution of income and liabilities with respect to the Business as contemplated under this Agreement will be made in accordance with the procedures outlined in Exhibit 1.4 attached hereto.

                           ARTICLE II. PURCHASE PRICE

         2.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XI, will be an amount not to exceed Thirteen Million Fifty Two Thousand Ninety-Nine and No/100 Dollars ($13,052,099.00), subject to certain adjustments pursuant to the terms of this Agreement (the "Purchase Price"). The Purchase Price will be payable at Closing in the following manner:

             (1) Ten Million Seven Hundred Forty-Nine Thousand Three Hundred Seventy-Nine and No/100 Dollars ($10,749,379.00), subject to the foregoing adjustments, if any, in immediately available funds by wire transfer at Closing;

             (2) One Million Three Hundred Two Thousand Seven Hundred Twenty and No/100 Dollars ($1,302,720.00) by deposit of good funds by wire transfer into an




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interest earning escrow account pursuant to the terms of an escrow agreement
(the "Escrow Agreement"), the form of which is attached hereto as Exhibit 2.1(2); and

             (3) Up to One Million and No/100 Dollars ($1,000,000.00) in an earnout payment based on the terms and conditions set forth on Exhibit 2.1(3) (the "Earnout Payment").

         2.2 Interest on Purchase Price. In addition to the Purchase Price described in paragraph 2.1, Buyer will deliver to Seller, in immediately available funds by wire transfer at Closing, interest on that portion of the Purchase Price noted in paragraphs 2.1(1) and 2.1(2) at the rate of seven percent (7%) per annum from the Effective Date until Closing.

         2.3 Allocation of Purchase Price. The Purchase Price will be allocated among the Assets in the manner set forth in Exhibit 2.3 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation will be used by them for tax, reimbursement and all other purposes. Each party to this Agreement agrees that it will report the transaction completed under this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

         2.4 Referrals. No part of the Purchase Price is a payment to the Seller or the Stockholder for the recommending or arranging for the referral of business or the ordering of items or services offered by Buyer; nor are the payments intended to induce referrals of business to Buyer. All parties hereto acknowledge and agree that neither Seller nor Stockholder has any obligation (and there is no representation, implied or otherwise) to refer business to, or otherwise utilize the services or facilities, of Buyer or any Affiliate of Buyer.

              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER
                                 AND SHAREHOLDER

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Shareholder hereby jointly and severally represent and warrant to Buyer, which representations and warranties will be true and correct on the date hereof and as of the date of Closing, as follows:

         3.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing in the State of West Virginia, and is in good standing and qualified to do business as a foreign corporation in Virginia. Since the date of its organization and incorporation, Seller has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts the Business, and has consistently observed and complied with the general corporation law of such jurisdictions. Seller has full power and authority to own, lease and operate its




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facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. Except for Shareholder, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Shareholder has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholder hereby, and to take all actions necessary, in his capacity as the sole stockholder of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, Shareholder or any other person or entity is necessary to authorize due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholder, upon due execution and delivery thereof, will constitute the valid and binding obligations of each of Seller and Shareholder, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         3.2 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller and/or Shareholder will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Seller or Business under: (a) any term or provision of the Charter or Bylaws of Seller;
(b) except as set forth on Exhibit 3.2 attached hereto, any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholder is a party or by which Seller and/or Shareholder or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller, Shareholder and/or the Assets are subject.




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         3.3 Financial Statements.

             (1) Attached hereto as Exhibit 3.3 are true and correct copies of Seller's audited balance sheets as of December 31, 1997 and its audited income statements for the year then ending (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of Seller for the six (6) month period ended June 30, 1998 (the "Interim Financial Statements" which, with the Fiscal Year Financial Statements, will be referred to as the "Financial Statements"). The Financial Statements are based on the books and records of Seller and present fairly, in compliance with generally accepted accounting principles, the financial position of Seller as of, and the results of its operations for, the periods specified. Except as set forth in the Interim Financial Statements, Seller has, no contingent liabilities or obligations.

             (2) The books and records of Seller are in such order and completeness so that an unqualified audit may be performed, at Buyer's expense, for any period prior to Closing not already audited. Seller and Shareholder will fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Seller for any period prior to Closing not already audited.

             (3) Seller has maintained its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and made no change in its accounting methods and practices since December 31, 1997.

         3.4 Operations Since December 31, 1997. Except as set forth on Exhibit 3.4, since December 31, 1997, there has been no:

             (1) material change in the condition, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of Seller;

             (2) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

             (3) sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

             (4) increase in the compensation payable by Seller to Shareholder or any employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholder, independent contractors or agents of Seller;

             (5) cumulative net operating loss incurred in the operation of the Business, adjustment or write-off of Receivables or reduction in reserves for Receivables




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outside of the ordinary course of business, or change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

             (6) issuance or sale by Seller or Shareholder, or contract or other commitment entered into by Seller or Shareholder, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

             (7) payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable, except for the distribution of any Excluded Assets, including without limitation cash reflected on the Seller's Interim Financial Statements as of the day prior to the Effective Date,

             (8) merger, consolidation or similar transaction, or solicitations therefor;

             (9) federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller and Shareholder, adversely affects the Business or Assets;

             (10) strike, work stoppage or other labor dispute adversely affecting the Business; or

             (11) termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise.

         Further, since the Effective Date, neither Shareholder nor any of Shareholder's family members or affiliates have received any compensation, benefits or distributions from Seller, except for the distribution of any Excluded Assets, including without limitation cash reflected on the Seller's Interim Financial Statements as of the day prior to the Effective Date, whether as salary, bonus, fees, dividends or any other form of compensation, which is greater than the amount of compensation and benefits contemplated for each pursuant to the agreements referenced in paragraph 9.6(2) and (4).

         3.5 Litigation. Except as disclosed in Exhibit 3.5 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Seller or Shareholder, has threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or Shareholder of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act of 1993). Neither Seller nor Shareholder has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations




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applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health), involving Seller, Shareholder, any of the Assets or the Business. Except as set forth in
Exhibit 3.5, there are no lawsuits, proceedings, judgments, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Seller and Shareholder, threatened involving Seller, Shareholder, any of the Assets or the Business. The claims disclosed in Exhibit 3.5 will not result in any liability to or obligation of Buyer, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.

         3.6 Licenses.

             (1) Seller has all Licenses necessary to occupy, operate and conduct the Business, and there does not exist any waivers or exemptions relating thereto. Except as set forth on Exhibit 3.6(1) or Exhibit 3.7, there is no default on the part of Seller or any other party under any of the Licenses, and there exist no grounds for revocation, suspension or limitation of any of the Licenses. Copies of each of the Licenses are attached to and listed on
Exhibit 3.6(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 3.6(1). Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 3.6(1). No notices have been received by Seller or Shareholder with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses.

             (2) Seller is not required to have any certificates of need or similar authorization in order to operate the Business.

             (3) Each employee of Seller has all Licenses required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses.

             (4) Seller is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 3.6(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         3.7 Medicare, Medicaid and Other Third-Party Payors.

             (1) Seller participates in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in
Exhibit 3.9 attached hereto. Since the Effective

Date, Seller has been, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements. Any noncompliance by Seller, if any, with the Program Agreements prior to the Effective Date will not adversely affect Buyer or the Business. Seller is in the process of collecting, for its benefit and for the benefit of Buyer, Certificates of Medical Necessity for those individuals set forth on Exhibit 3.7 attached hereto.

             (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Seller or Shareholder, nor is there any basis therefor with respect to operations on and after the Effective Date. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor have either Seller or Shareholder received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

             (3) Seller currently has contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) are included in Exhibit 3.9. Since the Effective Date, Seller has been, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of such contracts. Any noncompliance by Seller, if any, with such third party payor contract(s) prior to the Effective date will not adversely affect Buyer or the Business.

             (4) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. If, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to operation of the Business during the periods on or prior to Closing, then Seller and/or Shareholder will promptly pay to Buyer the amounts so offset (unless such offset relates to any Certificate of Medical Necessity set forth on Exhibit 3.7. then the parties shall use the mechanism for handling claims by non-parties set forth in paragraph 10.4(1) and the manner of payment set forth in paragraph 10.4(6)), with interest at a rate equal to seven percent (7%) per annum; provided, however, that Buyer will bear the risk of offset as to operations from the Effective Date through Closing so long as such offsets are not caused by the willful acts or omissions, or gross negligence, of Seller or its Shareholder, employees, representatives or agents. The interest will accrue from the date of offset by the third party until the date paid by Seller and/or Shareholder to Buyer.

         3.8 Title to and Condition of Assets.

             (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except the Assumed Liabilities. The Assets are all the assets set forth on the Interim Financial Statements or used in the operation of the Business.

             (2) The descriptions of the Real Estate contained in Exhibit A are accurate and include all real property leased by Seller and used in connection with the Business or set forth on the Interim Financial Statements. Seller owns no real property except for the Excluded Assets; however, Shareholder is the sole owner of certain parcels of real property so designated on Exhibit A. Seller is in lawful possession of all of the Real Estate that is leased rather than owned, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business.

             (3) The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all assets owned by Seller and all assets used in connection with the Business. All of the Equipment and Furnishings reflected on the Interim Financial Statements, subject to normal wear and tear and subject to repair in the ordinary course of business, (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

             (4) The Inventory is, and on Closing will be, of a quality and quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Seller has in place adequate controls to track all Inventory and, notwithstanding the $50,000 "Basket" described in paragraph 10.4(4), will, along with Shareholder, jointly and severally indemnify Buyer for any missing oxygen cylinders which, in the aggregate, would cost Ten Thousand Dollars ($10,000.00) or more to replace. Since the date of the Interim Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business.

             (5) All vehicles used in the Business (other than Excluded Assets), whether owned or leased, are listed in Exhibit 1.1(2) attached hereto, are properly licensed, and are registered in accordance with applicable law.

             (6) All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Seller are listed and described in Exhibit 3.8 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Seller and Shareholder, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and neither Seller nor Shareholder has any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         3.9 Contracts.

             (1) Exhibit 3.9 attached hereto sets forth a complete and accurate list of all contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and/or Shareholder is a party or by which Seller, the Assets or the Business is bound or affected (collectively, the "Contracts"). Attached to Exhibit 3.9 are accurate and complete copies of all written Contracts and written summaries of key terms of all oral Contracts. Except for the Assumed Liabilities, all Contracts and all other obligations and liabilities relating to the Assets and the Business will be retained by Seller.

             (2) None of the Contracts being assumed by Buyer have been modified, amended, assigned or transferred, and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Contracts. There are no counterclaims or offsets under any of the Contracts.

             (3) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts, except for those that result from or relate to leased Assets. No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

             (4) Except as noted on Exhibit 3.2, assignment to Buyer of those Contracts constituting part of the Assumed Liabilities will not default, alter or terminate any such Contracts, and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

        3.10 Environmental Matters.

             (1) Key Definitions. As used in this paragraph 3.10, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives. As used in this paragraph 3.10, the term "Environmental Law" means

             (2) Compliance with Laws and Regulations. All operations or activities on, and any use or occupancy of, the Real Estate by Seller, any Affiliates of Seller (wherein the term "Affiliates" will mean any person or entity controlling, controlled by or under common control at any time with Seller, and the term "control" will mean the power, directly or indirectly, to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Seller or its Affiliates ("Agents"), or any tenant or subtenant of Seller is and has been in compliance with Environmental Law. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the best knowledge of Seller and Shareholder, all prior owners, operators and occupants of the Real Estate complied with Environmental Law.

             (3) Use, Storage, Etc. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by and complies with Environmental Law:

                 (a) Neither Seller nor its Affiliates or Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances on the Real Estate, nor, to the best knowledge of Seller and Shareholder, has the Real Estate ever been used for any of the foregoing.

                 (b) Neither Seller nor its Affiliates or Agents have installed or permitted to be installed, on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                 (c) Seller has not at any time engaged in or permitted any dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances on the Real Estate that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities. Seller has not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

                 (d) Neither Seller nor any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons, claim, complaint and other communication regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or to the best knowledge of Seller and Shareholder, threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller or Shareholder which could serve as a basis therefor.

                  (e) Neither Seller nor its Affiliates or Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Seller and Shareholder, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

              (4) Other Environmental Matters. Neither Seller nor
Shareholder has installed any underground storage tanks on any portion of the Real Estate and, to the best knowledge of Seller and Shareholder, there are no underground storage tanks on any portion of the Real Estate. To the best knowledge of Seller and Shareholder, the Real Estate is free of illegal and dangerous levels of naturally-emitted radon, and no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate which Seller or its Affiliates obtained or were furnished.

         3.11 Miscellaneous Representations Relating to Real Estate.

              (1) No part of the Real Estate is currently subject to condemnation proceedings, and, to the best knowledge of Seller and Shareholder, no condemnation or taking is threatened or contemplated. There are no public improvements which may result in special assessments against or otherwise affect the Real Estate. There are no facts known to either Seller or Shareholder that would adversely affect the possession, use or occupancy of the Real Estate for use in the Business.

              (2) None of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. Seller has all easements and rights necessary to continue operation of the Business, copies of which are listed on and included in Exhibit 3.11 attached hereto.

              (3) Attached as part of Exhibit 3.11 are complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller and/or Shareholder within the last five (5) years relating to any of the Real Estate.

              (4) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated, all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate, and any associated charges accrued to date have been fully paid. There are no encroachments upon the Real Estate and no encroachment of any improvements to the

Real Estate onto adjacent property. None of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

         3.12 Seller's Employees. (1) Exhibit 3.12 attached hereto sets forth:
(a) a complete list of all of Seller's employees, (b) their respective rates of pay, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours (20) per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss. 2102 et seq. Except as provided in Exhibit 3.9, Seller has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 3.12 also
(a) lists, and has attached copies of, all employee fringe benefits and personnel policies, and (b) lists all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). Seller will terminate all of its employees at Closing, and each of Seller and Shareholder agree, jointly and severally, to indemnify and hold Buyer harmless, from and against any and all claims of Seller's employees relating to their employment by Seller through Closing and such termination, whenever made, except for accrued vacation and sick pay to the extent included in the Assumed Liabilities. Other than the Assumed Liabilities, the parties expressly agree that Seller will retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of Closing, including related payroll taxes.

              (2) Seller is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Seller and Shareholder, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. Except as set forth on Exhibit 3.5, there is no pending or, to the best knowledge of Seller and Shareholder, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to Seller's employees.

         3.13 Employee Benefit Plans.

              (1) Except as described on Exhibit 3.13, Seller does not maintain any bonus, deferred compensation, pension, retirement, stock option, stock appreciation, restricted stock, profit sharing, severance, medical or life insurance, employee stock ownership or stock purchase plans or other "employee pension benefit plan", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other "employee welfare benefit plan", as defined in
Section 3(1) of ERISA (collectively the "Seller Plans"). All of the Seller Plans described in Exhibit 3.13 have been operated in all material respects in compliance with all applicable laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code of 1986 ("Code"), and regulations thereunder (collectively the "Employee Benefit Laws"). Copies of all Seller Plans have previously been provided to Buyer.

              (2) Each Seller Plan which is intended to qualify under Section 401(a) of the Code (collectively, the "Seller Pension Plans") is so qualified, and the related trust is exempt from taxation under Section 501(a) of the Code, and no amendment made (or the failure to make such amendment) to any Seller Pension Plan has adversely affected the qualified status of any such Seller Pension Plan.

              (3) Seller has performed all obligations required to be performed by it under, and is not in default or in violation of, the terms of any of the Seller Plans in any respect. No "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duties (as described in Section 404 of ERISA), and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Seller Plan. Seller has not incurred, and does not reasonably expect to incur, any liability to the Pension Benefit Guaranty Corporation (except for required premium payments, which payments have been made when due). No "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived), exists with respect to any of the Seller Plans. No "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any Seller Plan subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA. Seller has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages.

              (4) Seller is not required to contribute to, and during the five-year period ending on the date of Closing will not have been required to contribute to, any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA covering Seller's employees and Seller will not be subject to any withdrawal liability (whether partial or complete) within the contemplation of Section 4001 et seq. of ERISA as a result of the Transactions. Seller has never contributed to, withdrawn from, or had any employee covered by a multi-employer plan.

              (5) Seller has no unpaid obligations and liabilities to provide benefits or contributions with respect to any Seller Plan (including, without limitation, liabilities and obligations currently due and those not yet due that are attributable to the current plan year or otherwise will become due at a later date for benefits previously earned). With respect to each Seller Plan subject to Title IV of ERISA, as of the date of Closing, the assets of each such Plan are at least equal in value to the greater of (1) the present value of the accrued benefits (determined as of the date of Closing) of the participants in such Plans, based on actuarial methods, tables and assumptions satisfactory to Buyer which present value is not less than the projected benefit obligation for such Plan under FASB 87, or (2) such amount as may be determined pursuant to Sections 411 and 417 of the Code (or such other provision of the Code or ERISA as may be applicable) as necessary to fund required benefits upon termination of such Seller Plan.

              (6) Seller has made all contributions and other payments required by and due under the terms of each Seller Plan.

              (7) No asset of Seller is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section
4068 or arising out of any action filed under ERISA Section 4301(b).

              (8) Neither Seller nor any affiliated company that is, or was at any time after September 2, 1974, together with Seller, treated as a "single employer" under Section 414(b), 414(c), 414(m), or 414(o) of the Code, has incurred any liability which could subject any of the parties to this Agreement to any liability under Section 4062, 4063, or 4064 of ERISA.

              (9) There are no negotiations, demands or proposals which are pending which affect matters now covered, or that would be covered, by the types of plans or agreements listed in Exhibit 3.13. There has been no failure to comply with any applicable reporting and disclosure requirements under Title I or Title IV of ERISA that could subject Seller to any civil or criminal sanction. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Seller or the Seller Plans, and no facts are known to exist which could reasonably be expected to give rise to any actions, suits or claims (other than routine claims for benefits) pending or threatened against Seller or the Seller Plans, and no facts are known to exist which could reasonably be expected to give rise to any actions, suits or claims (other than routine claims for benefits) against Seller or against the Seller Plans.

              (10) Seller has complied in all respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act as it relates to employee benefits provided to Seller's employees.

              (11) Prior to the Closing, Seller has taken the necessary official actions to terminate the Seller Plans. Seller will handle the termination of the Seller Plans, including (1) adoption of the necessary amendments to the Seller Plans to bring each into full compliance with the current laws, (2) preparation and distribution of benefit distribution forms to participants, and (3) preparation of remaining forms to be filed with the government agencies. If one of the Seller's Plans includes the features described in Section 401(k) of the Code, then such actions to terminate the Plan prior to the date of Closing will be handled in such a manner so that distributions may be made to the participants in such Plan as provided in
Section 401(k)(2)(B)(i)(II) of the Code and the restrictions under Section 401(k)(10)(A)(i) of the Code and 1.401(k)-1(d)(3) of the Treasury

Regulations on distributions do not apply upon Plan termination because of the maintaining of a defined contribution plan maintained by the Buyer. All costs associated with the termination of the Seller Plans and any other liabilities related thereto shall remain with and be assumed by the Seller.

         3.14 Insurance. Seller has in effect and has for at least five (5) years continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all current insurance policies is included in Exhibit 3.9.
Exhibit 3.14 attached hereto sets forth a summary of Seller's current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to Seller or the Business, and includes a recent three-year claims history relating to Seller and the Business as prepared by the applicable insurance carrier(s). Seller and Shareholder agree, jointly and severally, to indemnify and hold harmless Buyer from and against any damages or costs (including attorney fees) arising out of such insurance claims. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         3.15 Conflicts of Interest. Except as described on Exhibit 11.1, none of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Seller: (a) Shareholder, (b) any director or officer of Seller, or (c) any entity under common control with Seller or controlled by or related to Shareholder.

         3.16 Compliance with Healthcare Laws and Other Laws. Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Business. Neither WARN nor any similar state law applies to such transactions, and such transactions comply with applicable state antitrust and similar laws. None of the Contracts and no activity of Seller violates (a) Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect, or (b) provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance could not have a material adverse effect on the Business. All Certificates of Medical Necessity filed by Seller either on or after the Effective Date or which have served as the basis for any services or billing on or after the Effective Date have been properly completed, executed and filed in full compliance with all applicable laws, rules, regulations and DMERC standards. All healthcare, tax and other returns, reports, plans and filings of any nature required to be or otherwise filed by Seller with any governmental authorities or third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller will retain and be responsible for any liability incurred in connection with any such return, report, plan and filing.

         3.17 Bulk Sales Laws. Buyer and Seller agree that Seller has not provided notice of the sale of the Assets to Seller's creditors under the Uniform Commercial Code -- Bulk Sales Act. Nevertheless, Seller and Shareholder jointly and severally agree to be fully liable for any amounts due to any party under applicable state bulk sales acts and such amounts due shall not be deemed to be subject to or part of the "Basket" (as such term is defined in paragraph 10.4(4).

         3.18 WARN Act. Since ninety (90) days prior to the Effective Date, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         3.19 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any governmental authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller and Shareholder, threatened against Seller by any governmental authority; and Seller has not been granted any extension of the limitation period applicable to any tax claims.

         3.20 No Omissions or Misstatements. There is no fact relevant to the Assets, liabilities, Business or prospects of Seller or the Business which has not been set forth or described in this Agreement or in the Exhibits hereto, that is material to the conduct, prospects, operations or financial condition of the Business or the Assets. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholder or Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder, except as otherwise noted herein or therein.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller and Shareholder, which representations and warranties will be true and correct on the date hereof and on the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, will constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to the existing credit agreement of Buyer) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         4.3 SEC Reports. Buyer has furnished to Shareholder true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 and its proxy materials for the most recently held annual meeting of shareholders (collectively, the "SEC Reports") as such reports were filed with the Securities and Exchange Commission. The SEC Reports, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1997, there has been no material adverse change in the operation of the business of the Buyer, taken as a whole, which would necessitate any filings with the Securities and Exchange Commission modifying the SEC Reports, other than in the ordinary course of business.

         4.4 No Omissions or Misstatements. There is no fact material to Buyer's obligations hereunder which has not been set forth or described in this Agreement, the SEC Reports or in the relevant Exhibits hereto. None of the information relevant to Buyer and included in this Agreement and the relevant Exhibits hereto, or other documents furnished or to be furnished by Buyer, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements of Buyer herein or therein not misleading in light of the circumstances in which they were made.

                         ARTICLE V. COVENANTS OF PARTIES

         5.1 Books and Records.

             (1) Following Closing, Buyer will permit Seller, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to the Assets or transactions or events occurring prior to Closing, including, without limitation, patient records, billing records, and certificates of Medical Necessity. All out-of-pocket costs associated with the delivery of the requested documents will be paid by Seller.

             (2) Following Closing, Seller will permit Buyer to have access to, and examine and make copies of, all books and records of Seller and its Affiliates relating to the Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to Closing. For a period of seven (7) years after Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller will provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller will not destroy such documents or records and the parties will then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records will be paid by Buyer.

             (3) Seller will cause its accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda and periodic reports, if any, necessary or appropriate to enable Buyer or its Affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws. After Closing, Seller and Shareholder will make the books and records of Seller available to Buyer during normal business hours, and will otherwise cooperate with Buyer in every reasonable way in order to permit Buyer, at its expense, to conduct an audit of Seller's financial statements for any period prior to Closing and not already audited. Seller agrees to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         5.2 Employees. At Closing Seller will terminate those employees listed on Exhibit 5.2, and Buyer (or one of its Affiliates) will retain such employees. Seller, Shareholder and Buyer acknowledge and agree that such employees will remain on Seller's payroll system during transition of the Business to the control of Buyer until integration of payroll is possible but in no event later than August 15, 1998 (the "Transition Period"). During the Transition Period, Seller will timely pay all taxes related to the payroll of such employees and file and maintain all reports and documentation related to such payroll, including employee 941 and W-2 forms. Buyer agrees to use its best efforts to assume, either directly or through an Affiliate, such payroll responsibilities as promptly as possible and, during the Transition Period, will promptly reimburse Seller for documented, out-of-pocket costs directly associated with maintaining such payroll, including but not limited to payment of payroll taxes and payment of reasonable expenses incurred by Seller for any person or entity hired or engaged by Seller to provide the services contemplated hereunder. Seller need not continue its worker's compensation coverage following Closing with regard to individuals who become employees of Buyer. Buyer will obtain worker's compensation for such employees beginning as of Closing. Effective as of the Closing Buyer shall offer "at will" employment, at the then current base salary to all employees of the Seller, other than the Shareholder, employed in the Business, including employees who are absent from work due to illness or who are on approved leave of absence or layoff status.

         5.3 Broker's or Finder's Fee. Neither Seller nor Shareholder has employed or is liable for the payment of any fee to any finder, broker, or similar person in connection with the transactions contemplated under this Agreement. Buyer has engaged Paragon Ventures as a broker in connection with the contemplated transactions, and Buyer is solely responsible for the payment of all expenses and fees due Paragon Ventures in connection with the contemplated transactions.

         5.4 Indebtedness; Liens. Notwithstanding any provision in this Agreement to the contrary, the Assets are free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as set forth in those Contracts which Buyer expressly elects to assume, and Seller will deliver to Buyer by Closing such pay-off letters, releases, U.C.C. termination statements and other documents as Buyer may request to evidence the same.

         5.5 Regulatory Consents; Amendment. Seller and Shareholder will use their best efforts and will cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to effect the consummation of the transactions contemplated under this Agreement, and Seller and Shareholder have made or caused to be made all filings or given or caused to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement. Seller and Shareholder will use their best efforts and will cooperate fully with Buyer to amend that certain Discount Agreement for Home Medical Equipment and related Services with the Rector and Visitors of the University of Virginia in a manner reasonably acceptable to Buyer.

         5.6 Maintain Insurance Coverage. Seller will provide at Closing evidence satisfactory to Buyer that the insurance policies set forth in paragraph 3.14 continue to be in effect, that all premiums due under such policies have been paid and that Buyer has been named as additional named insured since the Effective Date. If Seller's existing product and professional liability insurance is on an "occurrence" basis, Seller will maintain such insurance through "discontinued operations" coverage for at least one year after Closing. If Seller's existing product and professional liability insurance is on a "claims made" basis, Seller will maintain such insurance through both "discontinued operations" coverage for at least one year after Closing and "tail" coverage for at least five (5) years after Closing.

         5.7 Medicare and Medicaid Reporting. Seller has paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid and Blue Cross up to the Effective Date; provided, however, that if any adverse adjustments or offsets regarding operations on or after the Effective Date are the result of the willful acts or omissions, or negligence, of Seller, Shareholder or either's employees, representatives or agents, Seller and Shareholder will also be jointly and severally responsible for such adjustments and offsets as contemplated under paragraph 3.7. Seller will be entitled to receive any refund or other benefit which may result from the filing of said reports and claims for operations up to the Effective Date, and Buyer will likewise be so entitled beginning on the Effective Date.

         5.8 Current Return Filing. Seller will be responsible for (a) the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before Closing, and (b) the payment of all such taxes when due. Buyer will promptly reimburse Seller for all income and gross receipt taxes (but no penalties or assessments properly paid by Seller which relate to operations of the Business from the Effective Date through Closing.

         5.9 Financial Analysis. Buyer covenants to provide Seller and Shareholder all information which Seller and Shareholder feel relevant to their decision to accept the form of Purchase Price stipulated in paragraph 2.1, exclusive of confidential and/or proprietary information which Buyer in good faith determines is not relevant to the Seller and Shareholder' determination. Seller and Shareholder represent that they possess, with their financial advisors (if any), the financial and business experience to make an informed decision regarding the form of the Purchase Price and the financial means to bear the economic risk of the same. The representations, warranties and covenants contained in this Agreement are not to be deemed acknowledgments by any party that any portion of the Purchase Price constitutes a "security" as defined in either the Security Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         5.10 Further Action. Subject to the provisions hereof, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the prevision hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         5.11 Collection of Pre-Effective Date Receivables. Buyer acknowledges that Seller and Shareholder will be collecting the Pre-Effective Date Receivables after Closing, and that the collection of such amounts will require access to various records and office equipment used in the Business. Consequently, the parties hereto agree that the following procedures will apply to the Pre-Effective Date Receivables:

              (1) Buyer shall permit Seller and Shareholder and agents and representatives of Seller and Shareholder reasonable access, on reasonable notice and during normal business hours, to its books and records, including information stored on its computers, for the purpose of verifying amounts related to Pre-Effective Date Receivables and related to the collection thereof.

              (2) Buyer shall permit Seller and Shareholder and agents and representatives of Seller and Shareholder, for a period not to exceed nine (9) months after Closing, on reasonable notice and during normal business hours, to have reasonable access to and use of computers and related software, as well as voice mail on the telephone numbers used by the Business, for the purpose of generating invoices, reminder statements and related items and reports and for facilitating communication with payors, all with respect to the Pre-Effective Date Receivables, and all in the name of Seller and Shareholder and not Buyer. Buyer agrees to use its best efforts to make its employees available to Seller and Shareholder for the purpose of assisting Seller in the collection of Pre-Effective Date Receivables.

              (3) Any amount received by Buyer in respect of any Pre-Effective Date Receivables, if any, shall be promptly paid over to Seller.

           ARTICLE VI. SELLER'S AND SHAREHOLDER'S CONDITIONS TO CLOSE

                       [Article VI intentionally omitted.]

                    ARTICLE VII. BUYER'S CONDITIONS TO CLOSE

                       [Article VII intentionally omitted]

         ARTICLE VIII. OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING

         At Closing, contemporaneously with delivery hereof, Seller and Shareholder will deliver or cause to be delivered to Buyer the following in form and substance satisfactory to Buyer:

         8.1 Documents Relating to Title. Seller and Shareholder will execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

             (1) An Assignment and Assumption of Lease Agreement for each location of the leased Real Estate (not including any Excluded Assets) except for the real properties located at 175 Seneca Trail, Fairlea, West Virginia and 243 Neff Avenue, Harrisonburg, Virginia, for which new leases are being executed), with all recording, stamp tax or other transfer fees paid by Seller, and conveying to Buyer the legal right to possess and use the leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer or set forth in the underlying lease.

             (2) A Bill of Sale warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Liabilities.

             (3) Certificates of title to all vehicles that constitute Assets endorsed by Seller and evidencing current odometer readings, together with completed originals of any forms required by applicable state authorities to transfer the titles and register each vehicle, free and clear of all liens except for the Assumed Liabilities, and a written statement of the book value of each vehicle.

             (4) An effective and enforceable assignment to Buyer of each Contract which Buyer has agreed to assume.

         8.2 Possession. Seller delivers to Buyer full possession and control of the Business and Assets, including but not limited to the Cash and Cash Equivalents.

         8.3 Opinion of Counsel. Seller and Shareholder deliver to Buyer a favorable opinion of counsel, dated as of Closing, and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991) in the form attached hereto as Exhibit 8.3.

         8.4 Corporate Good Standing and Corporate Resolutions. Seller and Shareholder deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors and Shareholder of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Seller's incorporation relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         8.5 Exhibits. Seller and Shareholder will deliver to Buyer the Exhibits to this Agreement and related documents referenced herein in form satisfactory to Buyer.

         8.6 Regulatory Approvals. Buyer will have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary or reasonably advisable in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         8.7 Third Party Consents and Releases; Amendment. Seller will deliver to Buyer, all consents, estoppels, approvals, releases, pay-off letters, filings and authorizations of third parties that are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to, those consents necessary for the assignment of Contracts pursuant to paragraph 8.1(4), for release of any and all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, and any U.C.C. termination statements regarding the Assets.

         8.8 Non-Foreign Tax Certificate; Power of Attorney. Seller will deliver to Buyer a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. Seller will also deliver to Buyer a temporary power of attorney with respect to the Controlled Substances Act or the Controlled Substances Import and Export Act in the form attached hereto as
Exhibit 8.8.

         8.9 Insurance. Seller will deliver evidence of insurance coverage as required by paragraph 5.6.

         8.10 Confidentiality, Finder's, Consulting, Employment and Lease Agreements. Seller and Shareholder will deliver to Buyer each of the following agreements:

              (1) Executed Confidentiality and Non-Compete Agreement by and between Buyer and Seller;

              (2) Executed Consulting Agreement by and between Buyer and Shareholder;

              (3) Executed Finder's Agreement by and between Buyer and Shareholder;

              (4) Executed Lease Agreements by and between Buyer and Shareholder for the real estate located at 175 Seneca Trail, Fairlea, West Virginia, and 243 Neff Avenue, Harrisonburg, Virginia; and

              (5) Executed employment agreements by and between an affiliate of Buyer and each of the individuals listed on Exhibit 8.10(5) (the "Employment Agreements").

         8.11 Closing Statement. Seller and Shareholder along with Buyer, executes and delivers a Closing Statement setting forth the Purchase Price and various adjustments thereto.

         8.12 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder will have been approved by the Board of Directors of Buyer.

         8.13 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer from time to time, Seller and Shareholder, as Buyer may reasonably request and at Buyer's expense, will (a) cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business,
(b) execute and deliver such further instruments of sale, conveyance, transfer and assignment effectively to sell, convey, transfer and assign the Assets and Business to Buyer, (c) execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholder, and (d) execute and deliver such further instruments and cooperate with Buyer to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.

                   ARTICLE IX. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, contemporaneously with the delivery hereof, Buyer will deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         9.1 Purchase Price. Buyer hereby makes available to Seller the Purchase Price upon the terms specified in this Agreement.

         9.2 Assumption of Liabilities. Buyer covenants to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement.

         9.3 Opinion of Buyer's Counsel. Buyer delivers to Seller a favorable opinion of counsel for Buyer, dated as of Closing and pursuant to the Legal Opinion Accord of the

ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Seller and its counsel to the effect that:

             (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

             (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         9.4 Corporate Good Standing and Board Resolutions. Buyer delivers to Seller a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereunder.

         9.5 Exhibits. Buyer shall deliver to Seller and Shareholder the Exhibits to this Agreement in form satisfactory to Seller and Shareholder.

         9.6 Confidentiality, Finder's, Consulting, Employment and Lease Agreements. Buyer shall deliver to Seller and Shareholder each of the following agreements:

             (1) Executed Confidentiality and Non-Compete Agreement by and between Buyer and Seller;

             (2) Executed Consulting Agreements by and between Buyer and Shareholder;

             (3) An executed Finder's Agreement by and between Buyer and Shareholder;

             (4) Executed Lease Agreements by and between Buyer and Shareholder as described in paragraph 8.10(4); and

             (5) Executed Employment Agreements as described in paragraph
             8.10(5).

              ARTICLE X. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         10.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholder contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, will not be merged into any documents delivered in connection with Closing, and will survive the date of Closing and shall remain in full force and effect for a period of two (2) years; provided however, that the representations, warranties and covenants set forth in paragraphs 3.7, 3.10, 3.16 (as such paragraph pertains to healthcare matters), 3.19, 5.7 and 5.8 will each survive for the applicable statute of limitations (the "Unrestricted Items").

         10.2 Indemnification by Seller and Shareholder. Subject to provisions of paragraph 10.4, Seller and Shareholder, jointly and severally, will promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and reasonable legal fees) actually incurred and other damages incurred resulting from (a) any breach by either Seller or Shareholder of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller and/or Shareholder delivered pursuant to this Agreement, (b) any liability of Seller not expressly assumed by Buyer pursuant to paragraph 1.3, and (c) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time prior to the Effective Date. Any indemnification payment made pursuant to this Article will include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate"), payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph will be joint and several between Seller and Shareholder.

         10.3 Indemnification by Buyer. Subject to the provisions of paragraph 10.4, Buyer will promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and reasonable legal fees) actually incurred and other damages incurred resulting from (a) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (b) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities, and (c) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Seller arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the Effective Date. Any indemnification payment pursuant to the foregoing will include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         10.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") will be subject to the following terms and conditions:

              (1) Claims by Non-parties. The indemnified party will give prompt written notice to the indemnifying party of any written claim by or in respect of a third party of which it has knowledge concerning any indemnification liability hereunder as to which it may request indemnification hereunder, stating the nature of said claim and the amount thereof, to the extent known. Anything in this Article X to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against any indemnifying party for indemnification under this Article X, unless written notice of any event, discovery of facts or any written claim or notice of investigation which could give rise to such claim for indemnification has been sent to the indemnifying party by the indemnified party, setting forth a description of the facts and circumstances with respect to the subject matter therefore in reasonable detail within thirty (30) days of the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 10.1 hereof. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within twenty (20) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within twenty (20) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid twenty (20) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the indemnified party shall have the right to pursue any remedy available to it in resolution of such dispute or unresolved issue or issues.

              (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article will be made as follows: The indemnified party will give written notice to the indemnifying party,



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



within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the indemnified party shall have the right to pursue any remedy available to it in resolution of such dispute or unresolved issue or issues.

              (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Buyer, on the one hand, or Seller and Shareholder, jointly and severally, on the other hand, in accordance with the following guidelines: (a) if it is a claim in which the incident giving rise to liability clearly arose prior to the Effective Date, Seller and Shareholder will respond to the loss and defense expenses; (b) if it is a claim in which the incident giving rise to liability clearly arose on or after the Effective Date, Buyer will respond to the loss and defense expenses; and (c) in the event that the incident giving rise to liability as to time is not clear, Seller, Shareholder and Buyer will jointly defend the case and each will fully cooperate with the others in such defense.

              (4) Limitations. The obligations of Seller and Shareholder, on the one hand, or the Buyer, on the other hand, under this Article X will not begin until the indemnified party incurs one or more claims that equal, in the aggregate, Fifty Thousand and No/100 Dollars ($50,000.00) (the "Basket"); provided, however, that such Basket will not apply either to any working capital liabilities which are the responsibility of Seller, Shareholder or Buyer, as the case may be, or to obligations of Seller and Shareholder as referenced in either paragraph 3.8(4) or paragraph 3.17. Once the Basket is reached, the obligations of indemnifying part under this Agreement will apply to all claims of ain indemnified party, whether such claims are part of or in addition to the Basket. Further, the aggregate indemnification obligations of the Seller and Shareholder, on the other hand, and the Buyer, on the other hand, will not exceed, the Purchase Price (the "Cap"); provided, however, that obligations arising with respect to the Unrestricted Items will not be subject to the Cap or considered when calculating the Cap.

              (5) Payments by an indemnifying party hereunder shall be limited to the amount of indemnification liability hereunder that remain after deducting therefore any actual tax benefit to the relevant indemnified party or Affiliate thereof and any insurance proceeds (excluding there from any self-insurance proceeds and the retention amount payable by such indemnified party) and any indemnity, contribution or other similar payment payable tot he indemnified party from any third party with respect thereto. Tax benefits will be considered to be realized by an indemnified party or Affiliate thereof for purposes hereof in the year in which a payment occurs, and the relevant indemnified party or Affiliate effective state or local income tax rate is its effective rate for the most recent prior taxable year for which such information is available.

              (6) Anything in this Agreement to the contrary notwithstanding, the parties to this Agreement agree that any amount payable to Buyer pursuant to this Article X shall be treated as an adjustment to the Purchase Price and may be offset first against the funds held pursuant to the Escrow Agreement, and then from the Earnout Payment, if any, and thereafter by claims directly against Seller and/or Shareholder.

              (7) Anything in this Agreement to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any indemnified party to rescind this Agreement of the transactions contemplated hereby.

                      ARTICLE XI. PRESERVATION OF BUSINESS
                           AND NONCOMPETE RESTRICTIONS

         11.1 Covenant Not to Compete. Seller and Shareholder hereby, jointly and severally, covenant and agree with Buyer that, during the "Noncompete Period" (as such term is defined herein) and within the "Noncompete Area" (as such term is defined herein), neither Seller nor Shareholder will directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of Closing; (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least six (6) months; or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer or an Affiliate contracts with in connection with the Business, either solicit the same in a manner which could adversely affect Buyer or an Affiliate or make statements to the same which disparage Buyer, an Affiliate, the Business or their respective operations in anyway. The "Noncompete Period" will commence at Closing and terminate on the fifth (5th) anniversary thereof. The "Noncompete Area" will mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of Closing. Notwithstanding the above provisions of this paragraph 11.1, the following will not be deemed a breach of this covenant.

         (x) Ownership of less than five percent (5%) of the stock of a publicly held company;




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



         (y) Seller's continuing ownership and/or operation of the home health agency currently operated under the name Home Care Plus, which agency currently provides the services listed on Exhibit 11.1 attached hereto, so long as the services of such agency are not expanded to include any goods or services competitive with those provided by the Business as of Closing; and

         (z) Seller's continuing ownership and operation of Greenbrier Medical Arts Pharmacy, Western Greenbrier Pharmacy, Alderman's Pharmacy and/or Union Pharmacy, each a retail pharmacy, so long as, on and after Closing, each such pharmacy does not either (i) provide aerosol medications to any patients other than those patients being provided such medications by the pharmacy as of the date of Closing; (ii) provide enteral services to any patients other than those patients receiving such services from the pharmacy as of the date of Closing; or
(iii) engage in any advertising or solicitation of business regarding the provision of either aerosol medications or enteral services.

         11.2 Enforceability. In the event of a breach of paragraph 11.1, Seller and Shareholder recognize that monetary damages will be inadequate to compensate Buyer and Buyer will be entitled, without the posting of a bond or similar security and notwithstanding the arbitration provisions contained in Article X, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be jointly and severally borne by Seller and Shareholder. Nothing contained herein will be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Seller and Shareholder and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholder for agreeing to the restrictions contained in paragraph 11.1. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions will be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XII. MISCELLANEOUS

         12.1 Assignment. No party hereto shall assign any of its rights hereunder or delegate any obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed, and any prohibited assignment or delegation will be null and void. Subject to the foregoing, this Agreement will be binding upon and will inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor will it, create any rights in any other party.

         12.2 Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholder will pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Buyer will pay




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



all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All state and local sales and use taxes, recording fees, and transfer fees and taxes incurred in connection with the transactions contemplated under this Agreement will be borne and timely paid by Seller. All ad valorem taxes incurred and related to the Real Estate will be shared equally by Seller and Buyer and will be prorated at Closing as of the Effective Date. The Purchase Price will be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Seller as of the date of Closing and such taxes are paid or assumed by Buyer.

         12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing so long as the sending party retains a receipt thereof, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice will be sent as follows:

              To Seller or Shareholder:


              Allen Carson
              6 Coleman Drive
              Lewisburg, West Virginia 24901

              with a courtesy copy to:

              Alexander I. Saunders, Esq.
              Woods, Rogers & Hazlegrove, P.L.C.
              First Union Tower, Suite 1400
              10 S. Jefferson Street
              Roanoke, VA 24011

              To Buyer:

              American HomePatient, Inc.
              5200 Maryland Way
              Suite 400
              Brentwood, Tennessee 37027
              Attn: Edward K. Wissing




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



              with a courtesy copy to:

              Lauren W. Anderson
              Harwell Howard Hyne Gabbert & Manner, P.C.
              1800 First American Center
              Nashville, Tennessee 37238-1800

         12.4 Confidentiality; Prohibition on Trading. Seller, Shareholder and their Affiliates agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder until such time as the parties release a mutually satisfactory press release to the public, unless disclosure is required by law. Seller, Shareholder and the Affiliates further agree to maintain after Closing the confidentiality of the terms of the contemplated transactions except to the extent disclosed in filings with the Securities and Exchange Commission, unless disclosure is required by law. Seller, Shareholder and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

         12.5 Partial Invalidity; Waiver. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement will be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         12.6 Interpretation; Knowledge. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both, and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation. Whenever in this Agreement the term "to the best knowledge of Seller or Shareholder" or the like is used, Seller and Shareholder will each be deemed to have the best knowledge of Seller's Shareholder, officers, directors and key employees, and of its Affiliates; and Seller and Shareholder will each be under a duty of due inquiry.

         12.7 Entire Agreement; Counterparts. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholder. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument.

         12.8 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

         12.9 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without giving effect to its conflict of laws provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "SELLER":

                                    GREENBRIER RESPIRATORY CARE
                                    SERVICES, INC., d/b/a
                                    GREENBRIER RESPIRATORY AND
                                    REHABILITATION, INC.

                                    By:     /s/ Allen Carson
                                       ----------------------------------------

                                    Title: President
                                          -------------------------------------

                                    "SHAREHOLDER":

                                            /s/ Allen Carson
                                     ------------------------------------------
                                     ALLEN CARSON





                                     "BUYER"

                                     AMERICAN HOMEPATIENT, INC.




                                     By:    /s/ Rita N. Hill
                                        ---------------------------------------

                                     Title: Sr. Vice President
                                           ------------------------------------